UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
November 23, 2005
Rockford Corporation
(Exact name of registrant as specified in its charter)

Arizona	000-30138	86-0394353
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
600 South Rockford Drive
Tempe, Arizona 85281
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code:
(480) 967-3565
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
     On November 23, 2005, we paid $2,675,000 in cash to purchase:
•	$3,000,000 in aggregate principal amount of our 4.5% Convertible Senior Subordinated Secured Notes due 2009 (the “Notes”), plus

•	associated warrants (“Warrants”) to purchase 285,000 shares of our common stock.
     Prior to our purchase, the Notes and Warrants were held by Kingstown Capital Partners. We paid the $2,675,000 purchase price for the Notes and Warrants to Kingstown, along with a payment of $61,000 accrued interest. We also paid a fee of $13,375 to Piper Jaffray & Co. for facilitating our purchase of the Notes and Warrants. Piper Jaffray was our placement agent in connection with the original issuance of the Notes and Warrants.
     We have no material relationship with Kingstown or Piper Jaffray other than in respect of the Notes and Warrants.
     We elected to purchase the Notes and Warrants upon being presented with a proposal from Kingstown to purchase the Notes and Warrants at a discount from their face value. The repurchase will reduce the dilutive effect of the Notes and Warrants to our stockholders.
     Upon purchase, we canceled the Notes and Warrants we acquired. The Notes and Warrants were initially sold to accredited investors in reliance on Regulation D under the Securities Act of 1933, as amended, pursuant to a Securities Purchase Agreement dated as of June 10, 2004.
     Investors continue to own $9,500,000 of outstanding aggregate principal amount of our 4.5% Convertible Senior Subordinated Secured Notes due 2009 and warrants to purchase 961,573 shares. No amendments were made to the Indenture governing the notes or other operative agreements relating to the notes and warrants in connection with the purchase. These documents continue to govern the notes and warrants that remain outstanding.
Item 7.01. Regulation FD Disclosure.
     On November 28, 2005, Rockford issued a news release regarding the purchase of the Notes and Warrants. A copy of the news release is furnished herewith as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(c) The following exhibits are furnished herewith:
99.1	News release of Rockford dated November 28, 2005, “Rockford Corporation Announces Repurchase of a Portion of Outstanding Convertible Notes and Warrants.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 28, 2005

ROCKFORD CORPORATION

By:	/s/ W. Gary Suttle

W. Gary Suttle
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit
Number	Description
99.1	News release of Rockford dated November 28, 2005, “Rockford Corporation Announces Repurchase of a Portion of Outstanding Convertible Notes and Warrants.”